EXHIBIT 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Scott Morling	Courthouse Plaza NE
937-242-9093	937-242-9182	Dayton, OH 45463

FOR IMMEDIATE RELEASE

NEWPAGE CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Dayton, Ohio. – May 15, 2006 – NewPage Corporation today announced its financial results of operations for the first quarter of 2006. First quarter financial results reflect the carbonless paper business as a discontinued operation. Net sales for the continuing coated paper business were $507 million in the first quarter of 2006 compared to $445 million for the first quarter of 2005, an increase of 13.9%. Net loss was $64 million in the first quarter of 2006 compared to net income of $3 million in the first quarter of 2005. Discontinued operations included losses of $6 million for 2006 and $3 million for 2005. EBITDA was $11 million for the first quarter of 2006 compared to EBITDA of $64 million for the first quarter of 2005.

Significant items affecting comparability between periods include a non-cash charge of $39 million for the mark-to-market value of the purchased option contract, a basket of options based on a mix of natural gas, market pulp and the euro. It is intended to protect against significant declines in coated paper market prices. Also included in the quarter were $8 million for transition costs and $7 million of equity award expense, including $6 million for our former chief executive officer, offset by LIFO effect of $4 million. Included in loss from discontinued operations were non-cash charges and sale-related costs of $9 million.

The increase in net sales was largely the result of an increase in coated paper sales volume from 495,000 tons in the first quarter of 2005 to 540,000 tons in the first quarter of 2006 and an increase in average coated paper prices from $859 per ton in 2005 to $886 per ton in 2006. “For the first quarter of 2006, coated paper sales volume was very strong, largely due to good demand, buying ahead of anticipated second quarter price increases and recent industry capacity closures; and industry operating rates are at their highest level in several years,” said Mark A. Suwyn, chairman of the board and chief executive officer. “Pricing was up as a result of our previously announced pricing actions and we anticipate additional realization in the second quarter.”

Cost of sales for the first quarter of 2006 was $451 million compared to $411 million for first quarter of 2005, an increase of 9.7%. Our gross margin for 2006 improved to 11.0%, compared to 7.6% for 2005. During the quarter, the higher gross margin was due to higher sales prices, productivity improvement initiatives, lower depreciation and amortization expense and lower maintenance costs, offset by higher wood, energy, and chemical costs. “In the first quarter of 2006, our coated system operations ran well. We continue to experience the effects of inflation due to changes in crude oil and other energy costs that affect the cost of certain papermaking raw materials, purchased energy and distribution,” said Suwyn. “We are aggressively working to offset those costs through productivity and pricing initiatives.”

Maintenance expenses in the first quarter 2006 were $36 million down slightly from the first quarter 2005 of $41 million. Maintenance expense will be higher in the second and third quarters compared to the first quarter due to planned annual maintenance outages.

Selling, general and administrative expenses were $38 million for 2006 compared to $23 million for 2005. The increase was primarily a result of transitional costs of $8 million relating to the setup of our company as a stand-alone business, including costs related to the completion of the transition of information technology and human resources, and equity award expense of $7 million, including $6 million recognized for our former chief executive officer. As a percentage of net sales, selling, general and administrative expenses increased in 2006 to 7.4% from 5.2% in 2005.

As of April 28, 2006, the company had $159 million of borrowing availability under its revolving senior secured credit facility with $80 million outstanding.

“Effective April 1, we completed the sale of our carbonless business operations to P.H. Glatfelter Company, including the facilities in Fremont and Chillicothe, Ohio, for $80 million in cash plus an estimated working capital adjustment,” said Suwyn. “As stated previously, we expect the Rumford hydro facilities sale to close in the second quarter of 2006. The combined gross proceeds from both sales will be approximately $225 million.”

Suwyn added, “Beginning with the creation of NewPage a year ago, we quickly took steps to become a stand-alone enterprise, keep the momentum in productivity, maintain our close relationships with our customers and reduce our debt. With the completion of the sale of our carbonless business operations, we are now free to put all of our energies into being the best coated paper business in North America.”

First Quarter 2006 Compared to First Quarter 2005

(in millions)

	Successor - NewPage Corp. Quarter Ended March 31, 2006 Unaudited	Predecessor Quarter Ended March 31, 2005 Unaudited
Net sales	$507	$445
Cost of sales	451	411
Selling, general and administrative expense	38	23
Interest expense	39	2
Other (income) expense, net	39	(1)

Income (loss) from continuing operations before income taxes	(60)	10
Income tax expense (benefit)	(2)	4

Income (loss) from continuing operations	(58)	6
Loss from discontinued operations	6	3

Net income (loss)	$(64)	$3

Supplemental Information
EBITDA (1)	$11	$64

Note:	The discussions of the results of operations are based on the Printing and Writing Papers Business of MeadWestvaco Corporation and our post-acquisition results. The results of operations reflect the carbonless paper business as a discontinued operation. Accordingly, the results of operations for historical as well as future periods may not be comparable to the prior periods.
(1)	Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage First Quarter 2006 Conference Call and Webcast is scheduled for today, May 15, 2006, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the NewPage First Quarter 2006 Conference Call and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 877-209-9922 (toll-free domestic) or 651-224-7558 (international). To register, please call in at least 10 minutes before the conference call begins. A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 825600. The replay will be available starting at 2:30 p.m. (ET) on May 15, 2006, and will remain available until noon (ET) on June 19, 2006.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With more than 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper. For additional information, please visit the company’s Web site at www.NewPageCorp.com.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply and/or demand and/or prices for our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statement of Operations (unaudited)

First Quarters Ended March 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Quarter Ended March 31, 2006	Predecessor Quarter Ended March 31, 2005
Net sales	$507	$445
Cost of sales	451	411
Selling, general and administrative expenses	38	23
Interest expense	39	2
Other (income) expense, net	39	(1)

Income (loss) from continuing operations before income taxes (benefit)	(60)	10
Income tax expense (benefit)	(2)	4

Income (loss) from continuing operations	(58)	6
Loss from discontinued operations	6	3

Net income (loss)	$(64)	$3

NewPage Corporation

Condensed Consolidated Balance Sheet (unaudited)

March 31, 2006 and December 31, 2005

(In millions)

	March 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$11	$1
Accounts receivable, net	195	191
Inventories	350	343
Other current assets	22	20
Assets of discontinued operations	148	152

Total current assets	726	707
Property, plant and equipment, net	1,426	1,408
Intangibles and other assets	142	187

TOTAL ASSETS	$2,294	$2,302

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$137	$162
Accrued expenses	119	102
Current maturities of long-term debt	6	8
Liabilities of discontinued operations	61	66

Total current liabilities	323	338
Long-term debt	1,572	1,555
Other long-term obligations	64	62
Commitments and contingencies
Minority interest	42	—

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	406	399
Accumulated deficit	(121)	(57)
Accumulated other comprehensive income	8	5

Total stockholder’s equity	293	347

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$2,294	$2,302

NewPage Corporation

Condensed Consolidated Statement of Cash Flows (unaudited)

First Quarters Ended March 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Quarter Ended March 31, 2006	Predecessor Quarter Ended March 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(64)	$3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	6	3
Depreciation and amortization	38	45
Amortization of debt issuance costs and debt discount	2	—
Unrealized (gain) loss on option contracts	39	—
Deferred income taxes	(2)	2
Loss on sale of assets	—	1
Investees - earnings and distributions	—	1
LIFO effect	(4)	—
Equity award expense	7	—
Changes in operating assets and liabilities	(13)	(70)
Net cash flows of discontinued operations	(6)	4

Net cash provided by (used in) operating activities	3	(11)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(13)	(9)
Net cash flows of discontinued operations	(1)	(2)

Net cash used in investing activities	(14)	(11)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(4)	—
Payments on long-term debt	(104)	—
Net borrowings (payments) on revolving credit facility	119	—
Net transactions with MeadWestvaco Corporation	—	22

Net cash provided by (used in) financing activities	11	22
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	10	—

Net increase (decrease) in cash and cash equivalents	10	—
Cash and cash equivalents at beginning of period	1	—

Cash and cash equivalents at end of period	$11	$—

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

First Quarters Ended March 31, 2006 and 2005

(In millions)

	Successor - NewPage Corporation Quarter Ended March 31, 2006	Predecessor Quarter Ended March 31, 2005
Net income (loss)	$(64)	$3
Plus:
Interest expense	39	2
Income tax expense (benefit)	(2)	2
Depreciation and amortization	38	57

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11	$64

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.